THE MARYJANE GROUP, INC. 8-K

Exhibit 10.02

FOR IMMEDIATE RELEASE

AMERICA’S FIRST CANNABIS RESORT OPENS IN COLORADO

Camp Bud+Breakfast Mountain Resort at Aspen Canyon Ranch Makes History

Denver, Colorado (March 11, 2016) – The MaryJane Group, Inc. (OTC PINK: MJMJ) today announced the signing of a Lease and Service Agreement to operate Camp Bud+Breakfast at Aspen Canyon Ranch, a 414 acre all-inclusive getaway in Parshall, Colorado.

Located in the Rocky Mountains approximately 1.5 hours from downtown Denver and within 25 minutes of the Company’s Bud+Breakfast at Silverthorne location, the ranch is near some of the state’s most beloved outdoor destinations, The resort combines recreational marijuana use and education with a traditional ranch experience to create the country’s first-ever cannabis resort. Camp Bud+Breakfast at Aspen Canyon Ranch will begin accepting reservations on March 15 for this year’s summer season, July 1 – September 30, 2016.

A stay at Camp Bud+Breakfast includes accommodations in one of the property’s 12 rustic, yet well-appointed, cabins and two guest houses. Guests will enjoy renowned Bud+Breakfast dishes throughout the day including "Wake and Bake Breakfast," “420” Happy Hour, dinner and late night dessert. Complimentary drinks including soda, water, beer and wine will also be available to guests throughout their stay. Guests will also enjoy unlimited access to equipment and guides for outdoor activities, plus arts and wellness classes like Canvas and Cannabis and Cannabis Yoga. The resort will offer a variety of courses, workshops and interactive learning series focused on cannabis-related sciences, cultivation and pairings. Sessions will be led by a respected group of pharmacologic cannabis pioneers, wellness coaches, yogis, culinary wizards and dispensary owners. Camp Bud+Breakfast at Aspen Canyon Ranch, which is situated on the Williams Fork River, has hot tubs, nightly entertainment and recreational activities such as bocce, river tubing, fly fishing, horseshoes and beach volleyball, and provides daily shuttles to lakes and hot springs within 20 minutes of the property and shuttles to and from Silverthorne, Colorado. For an additional fee, guests can go on horseback riding and ATV tours.

For legal purposes, a stay at Camp Bud+Breakfast includes everything except the cannabis itself. Guests who wish to buy marijuana can turn to the property’s cannabis concierge, who’ll provide a menu of recommended strains, plus suggested pairings with specific activities and meals. The retreat has exclusive partnerships with area dispensaries, which means guests enjoy special rates and private dispensary tours.

“There truly is no place like this in the entire world,” said Joel Schneider, CEO of The MaryJane Group and operator of Camp Bud+Breakfast at Aspen Canyon Ranch. “We’re bringing an element of luxury to that adventurous, exploratory vibe of childhood summer camp in a beautiful setting where visitors can enjoy marijuana in a safe, comfortable, social environment. And our offerings are extensive enough that even friends and companions who aren’t interested in the cannabis lifestyle will also enjoy this special retreat.”

“We look forward to working with The MaryJane Group and we are committed to create this unique and amazing experience for their guests,” said Ryan Collins, owner and operator of the Aspen Canyon Ranch.

Many tourists are surprised to learn that though recreational marijuana use is legal in Colorado, public consumption is illegal. Most hotels do not allow cannabis consumption. If they do, it’s in accordance with the Colorado Clean Air Act which states that 75 percent of rooms must be smoke-free, and smoking in public areas is prohibited. But thanks to its small number of rooms and secluded mountainside location, Camp Bud+Breakfast is able to allow marijuana consumption in all public areas. For safety reasons, the resort does not allow smoking inside cabins and encourages guests to experience the communal vibe in one of many public areas (including the hot tubs, riverside, smoking lounge, bonfire, activities room, restaurant and walking trails). Each guest has access to a private deck where smoking is also allowed.

Camp Bud+Breakfast Resort can welcome up to 56 guests at a time in one bedroom cabin accommodations, the Cliff House and the River House. The cabins include outdoor private deck areas, refrigerators, premium linens and river rock gas fireplaces. The houses are finely appointed and have complete kitchens, being nestled amongst pine, fir, spruce and aspen trees and within walking distance of a pristine river and on-site fully stocked fishing ponds. Visitors from out of state can fly into Denver International Airport where transportation to Camp Bud+Breakfast will be provided at an additional cost.

About the MaryJane Group

The MaryJane Group is a hospitality management company based in Colorado. They are the leader and creator of the canna-lifestyle hospitality sector, committed to strengthening the recreational cannabis industry through a unique brand portfolio of guest venues and trusted partnerships with leaders in the cannabis field. Founded in 2014 by Joel Schneider, the company has capitalized on the passing of the Colorado Amendment 64 by establishing lodging accommodations dedicated to the growing canna-tourism industry. http://themaryjanegrp.com / www.budandbfast.com

This press release shall not constitute an offer to sell or a solicitation of an offer to buy securities of The MaryJane Group, Inc. Certain statements in this release, including those related to expected or exceptional growth, the Canna-Lodging and Canna-Hospitality industry, among other written and oral statements, are "forward looking statements" within the meaning of the federal securities laws. The forward looking statements are subject to a number of risks and uncertainties including market acceptance of the Company’s services and the Company’s continued access to capital and other risks and uncertainties. The actual results the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. These statements are based on our current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

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Contact:

Joel C. Schneider

President and CEO

The MaryJane Group, Inc.

Phone: 303-835-8603 or 303-870-1557

Email: joel@themaryjanegrp.com